Exhibit 21.1
SIGNIFICANT SUBSIDIARIES

Organized Under the Laws of
Agilent Technologies World Trade, Inc.	Delaware
Dako ApS	Denmark
Agilent Technologies Luxembourg Holding S.à.r.l.	Luxembourg
Agilent Technologies Luxco S.à.r.l.	Luxembourg
Agilent Technologies Singapore (Holding) Pte. Ltd.	Singapore
Agilent Technologies Singapore (International) Pte. Ltd.	Singapore
AT Singapore (Global) Pte Ltd.	Singapore
Agilent Technologies Rhone AG	Switzerland
Lionheart Technologies LLC	Vermont
BioTek Instruments LLC	Vermont